Exhibit D(68)

NOVATION AND AMENDMENT

DATED AS OF JANUARY 1, 2014 TO

INVESTMENT SUBADVISORY AGREEMENT

for MML Large Cap Growth Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and Rainier Investment Management, Inc. (now named Rainier IM, Inc.)(“RIM, Inc.”) entered into an Investment Subadvisory Agreement (the “Agreement”), effective as of August 15, 2011 relating to the MML Large Cap Growth Fund (the “Fund”); and

WHEREAS, RIM, Inc. has assigned its rights under the Agreement to Rainier Investment Management, LLC (“RIM, LLC”) in connection with the closing of the transfer of RIM, Inc.’s investment advisory business to RIM, LLC on December 31, 2013 (the “Transaction”); and

WHEREAS, The Transaction did not involve a “change in control” and, thus, did not involve an “assignment” of the Agreement for purposes of the Investment Company Act of 1940, as amended (“1940 Act”) or under Section 12(a) of the Agreement; and

WHEREAS, the parties wish to novate the Agreement, such that (i) RIM, LLC contractually succeeds to all of RIM, Inc.’s rights and assumes all of RIM, Inc.’s duties and obligations under the Agreement and (ii) RIM, Inc. renounces all such rights and is released of all such duties and obligations; and

WHEREAS, the parties intend to amend Section 4 of the Agreement.

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	The parties hereto agree that RIM, LLC hereby contractually succeeds to all of RIM, Inc.’s rights and assumes all of RIM, Inc.’s duties and obligations under the Agreement and (ii) RIM, Inc. hereby renounces all such rights and is released of all such duties and obligations, such that RIM, LLC shall be treated as the Subadviser under the terms of the Agreement for all purposes.

3.	Section 4 – Compensation of the Subadviser is replaced in its entirety with the following:

The Subadviser will bear all expenses in connection with the performance of its services under this Subadvisory Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Portfolio. For the services provided and the expenses assumed pursuant to this Subadvisory Agreement, MassMutual agrees to pay the Subadviser and the Subadviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the following rate: [    ]

4.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

5.	This Novation and Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Novation and Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		RAINIER INVESTMENT MANAGEMENT, LLC

By:	/s/ Eric Wietsma	By:	/s/ Melodie B. Zakaluk
Name:	Eric Wietsma	Name:	Melodie B. Zakaluk
Title:	Senior Vice President	Title:	COO

RAINIER IM, INC.

By:	/s/ Melodie B. Zakaluk
Name:	Melodie B. Zakaluk
Title:	COO

Acknowledged and Agreed:

MML SERIES INVESTMENT FUND on behalf of MML Large Cap Growth Fund

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	CFO and Treasurer

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